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                                                                     EXHIBIT 5.1



                           LONG ALDRIDGE & NORMAN LLP
                                   SUITE 5300
                           303 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30308


                                  July 21, 1998


Eagle Bancshares, Inc.
EBI Capital Trust I
4305 Lynburn Drive
Tucker, Georgia 30084-4441

           Re: Eagle Bancshares, Inc. and EBI Capital Trust I Registration Statement on Form S-3

Ladies and Gentlemen:

           We have acted as counsel to Eagle Bancshares, Inc., a Georgia corporation ("Eagle"), and EBI Capital Trust I, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") and the filing thereof with the Securities and Exchange Commission (the "Commission") by Eagle and the Trust. Pursuant to the Registration Statement, Eagle and the Trust intend to register under the Securities Act of 1933, as amended, (i) 1,150,000 of the Trust's ______% Cumulative Trust Preferred Securities, Liquidation Amount $25.00 per Preferred Security (the "Preferred Securities"), (ii) $28,750,000 aggregate principal amount of Eagle's _____% Preferred Subordinated Debentures due September 30, 2028 (the "Debentures") and (iii) Eagle's guarantee of payment of cash distributions and payments on liquidation of the Trust or redemption of the Preferred Securities (the "Guarantee").

           In rendering our Opinions, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinions hereinafter set forth, including: (i) the Registration Statement; (ii) the form of Indenture to be entered into by and between Eagle and SunTrust Bank, Atlanta, as Trustee (the "Indenture") and filed as an Exhibit to the Registration Statement; (iii) the Amended and Restated Trust Agreement of the Trust (the "Declaration") to be entered into among the administrative trustees named therein, SunTrust Bank, Atlanta, as property trustee, Wilmington Trust Company, as Delaware trustee, and Eagle, as sponsor and filed as an Exhibit to the Registration Statement; (iv) the form of the Debentures; (v) the form of Guarantee; and (vi) minutes of proceedings of the Board of Directors of Eagle. In making all of our examinations, we assumed the legal capacity of all



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Eagle Bancshares, Inc.
July 21, 1998
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natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents, and the due execution and delivery of all documents by any persons or entities where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

           As to various factual matters that are material to our Opinions, we have relied upon the factual statements set forth in a certificate of officers of Eagle. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

           Members of this firm are admitted to the Bar of the State of Georgia and are duly qualified to practice law in that state. We do not herein express any opinion concerning any matter respecting or affected by any laws other than the laws of the State of Georgia that are now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as those contemplated by the issuance of the Debentures. The Opinions hereinafter set forth are based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

           The only opinions rendered by this firm are in numbered paragraphs
(1) and (2) below (our "Opinions"), and no other opinion is implied or to be inferred. Additionally, our Opinions are based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

           Based upon and subject to the foregoing, we are of the Opinion that:

           (1) The Debentures, when authenticated, issued and delivered against payment in full therefor as set forth in the Registration Statement and in accordance with the provisions of the Indenture, will be legally issued, fully paid and nonassessable and will be binding obligations of Eagle, except as enforceability of Eagle's obligations may be limited by (a) bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, or other laws or judicial decisions now or hereafter in effect relating to or affecting rights and remedies of creditors,
                     (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity) and matters of public policy, and (c) an implied covenant of good faith and fair dealing and potential unenforceability of certain provisions.

           (2)       The Guarantee has been duly authorized by Eagle, and when
                     (i) the Declaration and Indenture have been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the Guarantee is duly executed and delivered


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Eagle Bancshares, Inc.
July 21, 1998
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                     by Eagle and SunTrust Bank, Atlanta, as trustee, and issued as contemplated by the Registration Statement, the Guarantee will constitute a valid, and binding obligation of Eagle, except as enforceability of Eagle's obligations may be limited by (a) bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, or other laws or judicial decisions now or hereafter in effect relating to or affecting rights and remedies of creditors generally, (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity) and matters of public policy, and (c) an implied covenant of good faith and fair dealing and potential unenforceability of certain provisions.

           We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" set forth in the Prospectus forming a part of the Registration Statement.

                                             Very truly yours,



                                             /s/  LONG ALDRIDGE & NORMAN LLP